Exhibit 3.1

Phone: (503) 986-2200
Fax: (503) 378-4381

Secretary of State
Corporation Division
255 Capitol St. NE, Suite 151
Salem, OR 97310-1327
FilingInOregon.com

Articles of Amendment—Business/Professional/Nonprofit

Check the appropriate box below:

☑ BUSINESS/PROFESSIONAL CORPORATION
(Complete only 1, 2, 3, 4, 6, 7)

☐ NONPROFIT CORPORATION
(Complete only 1, 2, 3, 5, 6, 7)

REGISTRY NUMBER: 722395-86

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record.
We must release this information to all parties upon request and it will be posted on our website. For office use only

Please Type or Print Legibly in **Black** Ink.

1) **ENTITY NAME:** PremierWest Bancorp

2) **STATE THE ARTICLE NUMBER(S)** AND SET FORTH THE ARTICLE(S) AS IT IS AMENDED TO READ. (Attach a separate sheet if necessary.)

Article III, Section A is amended (see attached Exhibit A).

3) **THE AMENDMENT WAS ADOPTED ON:** December 29, 2009

(If more than one amendment was adopted, identify the date of adoption of each amendment.)

BUSINESS/PROFESSIONAL CORPORATION ONLY

4) **CHECK THE APPROPRIATE STATEMENT**

☑ Shareholder action was required to adopt the amendment(s). The vote was as follows:

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST
Common	24,766,928	24,766,928	19,811,955	761,943

☐ Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action.

☐ The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the Incorporators or by the board of directors.

NONPROFIT CORPORATION ONLY

5) **CHECK THE APPROPRIATE STATEMENT**

☐ Membership approval was not required. The amendment(s) was approved by a sufficient vote of the board of directors or incorporators.

☐ Membership approval was required. The membership vote was as follows:

Class(es) entitled to vote	Number of members entitled to vote	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST

6) **EXECUTION**

Signature	Printed Name	Title
/s/ Tom Anderson	Tom Anderson	EVP / Chief Administrative Officer

7) **CONTACT NAME** (To resolve questions with this filing.)

Kenneth R. Haglund, Jr.

DAYTIME PHONE NUMBER (Include area code.)

503-221-7790

FEES

Required Processing Fee $50
Confirmation Copy (Optional) $5
No Fee for Nonprofit Type Change
No Fee for President/Secretary Change
Processing Fees are nonrefundable.
Please make check payable to "Corporation Division."

NOTE:
Fees may be paid with VISA or MasterCard. The card number and expiration date should be submitted on a separate sheet for your protection.

113 (Rev. 8/08)

Exhibit A

     Article III, Section A of the Articles of Incorporation of PremierWest Bancorp is hereby amended to read as follows:

ARTICLE III
AUTHORIZED CAPITAL STOCK

     A. AUTHORIZED CLASSES OF SHARES. The Corporation may issue 151,000,000 shares of stock, divided into two classes as follows:

     1,000,000 shares of preferred stock, no par value ("Preferred Stock"). The Preferred Stock may be further divided into one or more series of Preferred Stock. Each series of Preferred Stock will have the preferences, limitations and relative rights as may be set forth for such series either in these Articles or in an amendment to these Articles ("Preferred Stock Designation"). A Preferred Stock Designation may be adopted either by action of the Board of Directors of the Corporation pursuant to Section G of Article III or by action of the shareholders of the Corporation; and

       150,000,000 shares of common stock, no par value ("Common Stock").